Exhibit 10.12

EMPLOYMENT AGREEMENT

(Shirley E. Goza)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 14, 2013 (“Effective Date”), by and among QualityTech, LP, a Delaware limited partnership (the “Company”), QualityTech GP, LLC, a Delaware limited liability company and general partner of the Company (together with any successor general partner of the Company, the “General Partner”), Quality Technology Services, LLC, a Delaware limited liability company and an affiliate of the Company (“QTS LLC”), and Shirley E. Goza, an individual (“Executive”), with respect to the following facts and circumstances:

RECITALS

WHEREAS, the Company desires for QTS to employ Executive as the Company’s General Counsel (“General Counsel”) and for the Executive to be appointed General Counsel of the General Partner and QTS LLC, and Executive desires to accept such employment and appointments, on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

EMPLOYMENT, TERM AND DUTIES

1.1 Employment. During the Term (defined below), QTS LLC shall employ Executive as the General Counsel of the Company, upon the terms and conditions set forth in this Agreement, and Executive shall report directly to the Chief Executive Officer of the Company (the “CEO”), unless otherwise determined by the Board of Managers (or Board of Directors or other comparable governing body, as applicable) of the General Partner (the “Board”). In addition, during the Term, Executive shall serve as the General Counsel of the General Partner and QTS LLC and shall report to the Chief Executive Officer of the General Partner, unless determined otherwise by the Board.

1.2 Term. QTS LLC shall employ Executive, and Executive shall serve as the General Counsel of the Company, commencing upon the Effective Date and continuing thereafter for a two (2)-year term (the “Term”), unless earlier terminated under Article 4; provided that the Term shall automatically renew for additional one (1)-year periods unless QTS LLC or Executive gives notice of non-renewal at least thirty (30) days prior to expiration of the Term (as it may have been extended by any renewal period).

1.3 Duties. Executive shall perform all the duties and obligations reasonably associated with the position of General Counsel and consistent with the Bylaws or other governing documents of the Company as in effect from time to time, subject to the supervision of the CEO, and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the CEO (including the performance of services for any subsidiary or affiliate of the Company without any additional compensation). Executive shall perform the duties contemplated herein faithfully and diligently.

Executive shall devote substantially all of her business time and effort to the performance of Executive’s duties hereunder and to the business affairs of the Company; provided that in no event shall this provision prohibit Executive from (i) performing social, civic, charitable and religious activities, (ii) managing personal investments and affairs, (iii) participating in educational or professional associations, or (iv) any other activities approved by the CEO, so long as the activities set forth in clauses (i) through (iv) above do not materially and adversely interfere with Executive’s duties and obligations hereunder or to the business affairs of the Company.

ARTICLE 2

COMPENSATION

2.1 Salary. In consideration for Executive’s services hereunder, QTS LLC shall pay Executive an annual salary at the rate of $250,000 per year during each of the years of the Term (“Base Pay”), payable in accordance with QTS LLC’s regular payroll schedule from time to time (less any deductions required for Social Security, state, federal and local withholding taxes, and any other authorized or mandated similar withholdings). The Base Pay shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”), no less frequently than annually. Executive will have the opportunity to earn a bonus to be paid in accordance with QTS LLC’s regular bonus payment schedule. Executive is eligible for a target bonus equal to 50% of her Base Pay based upon her performance and the performance of the Company (“Target Bonus”).

2.2 Equity Award. Executive previously has received 86,875 Class O LTIP Units of QualityTech Employee Pool, LLC (“Equity Awards”). The Equity Awards are subject to a four (4)-year vesting schedule and will become 100% vested upon either the occurrence of a “Change of Control” as defined in the QualityTech, LP 2010 Equity Incentive Plan (together with any successor plan thereto, the “Plan”) or as otherwise provided in this Agreement. The Equity Awards are in the form of partnership “profits interest” units and, accordingly, require Executive to complete a form Section 83(b) election. Additional equity awards may be made pursuant to the Plan in accordance with the Company’s policies and as deemed appropriate by the Compensation Committee of the Board.

ARTICLE 3

EXECUTIVE BENEFITS

3.1 Vacation. Executive shall be entitled to four (4) weeks paid vacation each calendar year in accordance with the general policies of QTS LLC and the Company applicable generally to other senior executives of the Company.

3.2 Employee Benefits. Executive shall receive all group insurance and retirement plan benefits and any other benefits on the same basis as are available to other senior executives of the Company under the personnel policies in effect from time to time. Executive shall receive all other such fringe benefits as QTS LLC and the Company may offer to other senior executives under personnel policies in effect from time to time, such as health and disability insurance coverage and paid sick leave.

3.3 Reimbursement for Expenses. Executive shall be reimbursed for all documented reasonable expenses incurred by Executive in the performance of her duties or otherwise in furtherance of the business of the Company in accordance with the reimbursement policies in effect from time to time. Any reimbursement under this Section 3.3 that is taxable to Executive shall be made by December 31 of the calendar year following the calendar year in which Executive incurred the expense.

ARTICLE 4

TERMINATION

4.1 Grounds for Termination.

4.1.1 Death or Disability. Executive’s employment shall terminate immediately in the event of Executive’s death or Disability. “Disability” means any: (i) physical disability or impairment, (ii) mental disability or impairment, (iii) illness or (iv) injury, that, in the good-faith judgment of the CEO, substantially prevents Executive from performing her duties and obligations under this Agreement or participating effectively and actively in the management of the Company for more than three consecutive months or for more than 90 days in any 180-day period.

4.1.2 Cause. QTS LLC shall have the right to terminate Executive’s employment by giving written notice of such termination to Executive upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Cause”):

(a)	Executive’s conviction of, or pleading guilty or nolo contendere to, a crime that constitutes a felony or any lesser criminal offense involving dishonesty or moral turpitude;

(b)	any commission by Executive of an act of dishonesty, theft, fraud, or embezzlement;

(c)	any willful act by Executive that has a significant adverse effect on the reputation of the Company or any of its affiliates;

(d)	the substantial failure or refusal by Executive to perform the duties of General Counsel. It shall be a condition precedent to the Company’s right to terminate employment for Cause pursuant to this subsection (d) that the Company shall have first given Executive written notice stating with reasonable specificity the act(s) on which such termination is premised, and if such act(s) is susceptible of cure or remedy, Executive shall have sixty (60) days after receipt of such notice to cure any deficiencies; or

(e)	Executive’s material violation of the material written rules, regulations, procedures, or policies relating to the conduct of employees, directors or officers of the Company.

For purposes of paragraph (c), no act or omission by Executive shall be “willful” if conducted in good faith and with a reasonable belief that such act or omission was in the best interests of the Company.

4.1.3 Good Reason. Executive may terminate her employment under this Agreement by giving written notice to the Company upon the occurrence of any one or more of the following events (which, for purposes of this Agreement, shall constitute “Good Reason”):

(a)	A material diminution in Executive’s authority, duties or responsibilities (including reporting responsibilities), or any significant adverse change in Executive’s title as General Counsel of the Company and the General Partner;

(b)	A material diminution in Executive’s Base Pay, as in effect from time to time;

(c)	The Executive’s place of employment is moved more than fifty (50) miles from the Company’s current location in Overland Park, Kansas; or

(d)	The failure of a successor to the assets or business of the Company to assume the obligations of the Company under this Agreement.

It shall be a condition precedent to Executive’s right to terminate her employment for Good Reason that (a) she shall have first given the Company written notice stating with reasonable specificity the act(s) on which such termination is premised within forty-five (45) days after Executive becomes aware of such act(s), (b) if such act(s) is susceptible of cure or remedy, it has not been cured or remedied within thirty (30) days after receipt of such notice, and (c) Executive has terminated her employment within forty-five (45) days after so notifying the Company.

4.1.4 Any Other Reason. Notwithstanding anything to the contrary herein, QTS LLC shall have the right to terminate Executive’s employment under this Agreement at any time without Cause by giving written notice of such termination to Executive, and Executive shall have the right to terminate Executive’s employment under this Agreement at any time without Good Reason by giving written notice of such termination to QTS LLC. Any notice by Executive hereunder shall be given at least sixty (60) days in advance of such termination.

4.2 Termination Date. Except as provided in Section 4.1.1 with respect to Executive’s death or Disability, any termination under Section 4.1 shall be effective upon receipt of notice by Executive or QTS LLC, as the case may be, of such termination or upon such other later date as may be provided herein or specified by QTS LLC or Executive in the notice (the “Termination Date”).

4.3 Effect of Termination.

4.3.1 Termination with Cause or without Good Reason. In the event that Executive’s employment is terminated by QTS LLC with Cause or by Executive without Good Reason, QTS LLC shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by applicable law. “Accrued Obligations” means the sum of (a) Executive’s Base Pay hereunder through the Termination Date to the extent not theretofore paid, (b) the amount of any accrued but unused vacation pay, and (c) any business expense reimbursements incurred by Executive as of the Termination Date and submitted for reimbursement, in each case, consistent with the policy for such reimbursements, within ten (10) days following the Termination Date.

4.3.2 Termination without Cause or with Good Reason. In the event that Executive’s employment is terminated by QTS LLC without Cause or by Executive for Good Reason:

(a)	QTS LLC shall pay all Accrued Obligations to Executive in a lump sum in cash within twenty (20) days after the Termination Date or on such earlier date required by law;

(b)	QTS LLC shall pay to Executive, in a lump sum in cash in on the first payroll date following sixty (60) days after the Termination Date one (1) year of Executive’s Base Pay plus the Target Bonus as in effect on the Termination Date;

(c)	QTS LLC shall pay to Executive, in a lump sum in cash on the first payroll date following sixty (60) days after the Termination Date all bonus amounts earned but not yet paid for the year prior to the year in which the Termination Date occurs;

(d)	If not previously vested in full, the Equity Awards and any other equity awards granted to Executive that otherwise would vest during the then-current term of this Agreement (whether the initial term or any renewal term) shall fully vest as of the Termination Date;

(e)	If Executive elects COBRA coverage, QTS LLC shall reimburse Executive for her premiums for such coverage for a period of twelve (12) months; and

(f)	QTS LLC shall provide to Executive, at QTS LLC’s expense, with outplacement services and support, the scope and provider of which will be selected by Executive, for a period of one (1) year follow the Termination Date.

4.3.3 Termination Due to Death or Disability. In the event that Executive’s employment is terminated due to Executive’s death or Disability QTS LLC shall pay all Accrued

Obligations to Executive or Executive’s estate in a lump sum in cash within thirty (30) business days after the Termination Date. In addition, if not previously vested in full, the Equity Awards and any other equity awards granted to Executive shall fully vest as of the Termination Date.

4.3.4 Waiver and Release Agreement. In consideration of the severance payments and other benefits described in clauses (b), (c), (d) and (e) of Section 4.3.2, to which severance payments and benefits Executive would not otherwise be entitled, and as a precondition to Executive becoming entitled to such severance payments and other benefits under this Agreement, Executive agrees to execute and deliver to QTS LLC on or before the sixtieth (60th) day after the applicable Termination Date a waiver and general release of claims in favor of the Company, the General Partner (and any successor general partner of the Company) and QTS LLC, their respective predecessors and successors, and all of the respective current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in a form reasonably satisfactory to QTS LLC, that has become effective in accordance with its terms, and for which any revocation periods applicable to such release shall have expired on or prior to the sixtieth (60th) day following Executive’s Termination Date. If Executive fails to execute and deliver such release agreement on or before the sixtieth (60th) day following the applicable Termination Date, if any revocation period applicable to such release has not expired on or before the sixtieth (60th) day following Executive’s Termination Date or if Executive revokes such release as provided therein, QTS LLC shall have no obligation to provide any of the severance payments and other benefits described in clauses (b), (c), (d) and (e) of Section 4.3.2, other than any Accrued Obligations.

4.4 Required Delay For Certain Deferred Compensation and Section 409A. In the event that any compensation with respect to Executive’s termination is “deferred compensation” within the meaning of Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and Executive is determined to be a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, payment of such compensation shall be delayed as required by Section 409A. Such delay shall last six (6) months from the date of Executive’s termination, except in the event of Executive’s death. Within twenty (20) business days following the end of such six (6)-month period, or, if earlier, Executive’s death, QTS LLC shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 4.4. Such catch-up payment shall bear simple interest at the prime rate of interest as published by the Wall Street Journal’s bank survey as of the first day of the six (6)-month period, which such interest shall be paid with the catch-up payment. Wherever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. The Executive will be deemed to have a Termination Date for purposes of determining the timing of any payments or benefits hereunder that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A. Any amount that the Executive is entitled to be reimbursed under this Agreement will be reimbursed to the Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred and any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of QTS LLC.

4.5 Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by QTS LLC, the Company or its subsidiaries and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any other contract or agreement with QTS LLC, the Company or its subsidiaries at or subsequent to the Termination Date, which shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Agreement.

4.6 Excise Tax-Related Provisions. The payments and benefits that Executive may be entitled to receive under this Agreement and other payments and benefits that Executive is or may be entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Agreement, are referred to as “Payments”), may constitute Parachute Payments (as defined below) that are subject to Sections 280G and 4999 of the Code. As provided in this Section 4.6, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow Executive to receive a greater Net After Tax Amount (as defined below) than Executive would receive absent a reduction.

4.6.1 The Accounting Firm (as defined below) will first determine the amount of any Parachute Payments that are payable to the Executive. The Accounting Firm also will determine the Net After Tax Amount attributable to the Executive’s total Parachute Payments.

4.6.2 The Accounting Firm will next determine the largest amount of Payments that may be made to the Executive without subjecting Executive to tax under Section 4999 of the Code (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

4.6.3 Executive will receive the total Parachute Payments or the Capped Payments, whichever provides Executive with the higher Net After Tax Amount. If Executive will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any cash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company) and then by reducing the amount of any noncash benefits under this Agreement or any other plan, agreement or arrangement (with the source of the reduction to be directed by the Company). The Accounting Firm will notify Executive and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send Executive and the Company a copy of its detailed calculations supporting that determination.

4.6.4 As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time that the Accounting Firm makes its determinations under this Section 4.6, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed under this Section 4.6 (“Overpayments”), or that additional amounts should be paid or distributed to the Executive under this Section 4.6 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Executive must repay to the Company, without interest, the amount of the Overpayment; provided, however, that no amount will be payable by the Executive to the Company unless, and then only to the extent that, the payment would either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Executive and the Company of that determination and the amount of that Underpayment will be paid to the Executive promptly by the Company.

For purposes of this Section 4.6, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before a Change in Control. For purposes of this Section 4.6, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Sections 1, 3101(b) and 4999 of the Code and any State or local income taxes applicable to Executive on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 4.6 the term “Parachute Payment” means a payment that is described in Section 280G(b)(2) of the Code, determined in accordance with Section 280G of the Code and the regulations promulgated or proposed thereunder.

ARTICLE 5

RESTRICTIVE COVENANTS

5.1 Confidential Information.

5.1.1 Obligation to Maintain Confidentiality. Executive acknowledges that, by reason of Executive’s employment by QTS LLC, the Executive will have access to confidential information (collectively, “Confidential Information”) of QTS LLC, the Company and their respective subsidiaries and affiliates (collectively, the “Quality Companies”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Quality Companies and covenants that, both during and after the Term, Executive shall not disclose any Confidential Information to any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity (“Person”) (except as Executive’s duties as a manager, or employee of the Company and the OP require) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.1 shall not apply to Confidential Information that otherwise becomes known to the public through no act of Executive in breach of this Agreement or which is required to be disclosed by court order, applicable law or regulatory requirements, nor shall it apply to Executive’s disclosure of Confidential Information to her attorneys and advisors in connection with a dispute between Executive and a Quality Company.

5.1.2 Company Property. All records, designs, business plans, financial statements, customer lists, manuals, memoranda, lists, research and development plans, Intellectual Property and other property delivered to or compiled by Executive by or on behalf of any Quality Company or its providers, clients or customers that pertain to the business of any Quality Company shall be and remain the property of such Quality Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities, research and development, Intellectual Property or future plans of a Quality Company that is collected by the Executive shall be delivered promptly to such Quality Company without request by it upon termination of Executive’s employment for any reason. For purposes of this Section “Intellectual Property” shall mean patents, copyrights, trademarks, trade dress, trade secrets, other such rights, and any applications therefor.

5.2 Inventions. Executive is hereby retained in a capacity such that Executive’s responsibilities may include the making of technical and managerial contributions of value to the Quality Companies. Executive hereby assigns to the applicable Quality Company all rights, title and interest in such contributions and inventions made or conceived by Executive alone or jointly with others during the Term that relate to the business of such Quality Company. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Executive shall promptly and fully disclose all such contributions and inventions to the Company, the General Partner and QTS LLC and assist the Company, the General Partner and QTS LLC or any other Quality Company, as the case may be, in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions shall be the property of the applicable Quality Company, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Notwithstanding the foregoing, no Quality Company shall have any right, title or interest in any work product or copyrightable work developed outside of work hours and without the use of any Quality Company’s resources that does not relate to the business of any Quality Company and does not result from any work performed by Executive for any Quality Company.

5.3 Non-Disparagement. Executive agrees that she will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding the Company, the General Partner, QTS LLC or any other Quality Company, owners or their past or present employees, directors, officers or other representatives and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of the Company, the General Partner, QTS LLC or any other Quality Company, their owners or their past or present employees, directors, officers or other representatives or their past or present employees, officers or other representatives.

The Company, the General Partner and QTS LLC agree that they will not talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Executive and will not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Executive. For purposes of this non-disparagement provision, the Company, the General Partner and QTS LLC are defined to mean the Company’s executive team and the Board.

5.4 Non-Compete. The Executive agrees that for the period during which the Executive is employed by, or serving as an officer or manager or director of, the Company, the General Partner, QTS LLC or any of the Quality Companies and for one (1) year thereafter (the “Restricted Period”), the Executive will not, (a) directly or indirectly, engage in any business involving the development, construction, acquisition, ownership or operation of data center properties, colocation facilities and/or the provision of managed services, whether such business is conducted by the Executive individually or as a principal, partner, member, stockholder, joint venturer, director, trustee, officer, employee, consultant, advisor or independent contractor of any Person (as defined below) or (b) own any interests in any data center facilities, colocation facilities or managed service providers, in each case in the United States of America as of the Termination Date; provided, however, that this Section 5.3 shall not be deemed to prohibit the direct or indirect ownership by the Executive of up to five (5) percent of the outstanding equity interests of any public company. For purposes of this Agreement, “Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

5.5 Non-Solicitation. The Executive agrees that during the Term or otherwise for the period during which the Executive is employed by, or serving as an officer or manager or director of, the Company, the General Partner or any of the Quality Companies and for one (1) year thereafter, such Executive will not directly or indirectly (a) solicit, induce or encourage any employee (other than clerical employees) or independent contractor to terminate their employment with the Quality Companies or to cease rendering services to the Quality Companies, and the Executive shall not initiate discussions with any such Person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other Person, (b) solicit, recruit, induce for employment or hire (on behalf of the Executive or any other person or entity) any employee (other than clerical employees) or independent contractor who has left the employment or other service of the Quality Companies (or any predecessor thereof) within one (1) year of the termination of such employee’s or independent contractor’s employment or other service with the Quality Companies or (c) solicit any of tenants of the Quality Companies to lease, purchase or otherwise occupy data center space in the United States of America or encourage any of the tenants of the Quality Companies to reduce its patronage of Quality.

5.6 Reasonable and Necessary Restrictions. Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation, the Restricted Period set forth in Section 5.4, are reasonable, fair and equitable in terms of duration, scope and geographic area, as are necessary to protect the legitimate business interests of the Quality Companies, and are a material inducement to the Company and QTS LLC to enter into this Agreement.

5.7 Breach of Restrictive Covenants. The parties agree that a breach or violation of any provision of this Article 5 will result in immediate and irreparable injury and harm to the business of the Quality Companies, and that the Company, the General Partner, QTS LLC and each other Quality Company shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to seek an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, including without limitation, to address any threatened breach or violation, and to enjoin and restrain Executive and each and every person, firm, company or corporation concerned therewith, from the violation or continuance of such violation or breach. In addition thereto, Executive shall be responsible for all damages, including reasonable attorneys’ fees, sustained by the Company, the General Partner, QTS LLC and any other Quality Company by reason of said violation. In addition to any other remedy which may be available at law or in equity, or pursuant to any other provision of this Agreement, the payments by QTS LLC of any severance to which Executive may otherwise be entitled under this Agreement will cease as of the date on which such violation first occurs.

5.8 Cooperation. At all times during Executive’s employment and after the date of Executive’s termination of employment, Executive agrees to reasonably cooperate (if occurring after termination of employment, to the extent not interfering with Executive’s other full-time business endeavors) (i) with the Company, the General Partner and QTS LLC in the defense of any legal matter involving any matter that arose during Executive’s employment in the business of the Company, the General Partner and QTS LLC, and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the business of the Company, the General Partner or QTS LLC. The Company, the General Partner or QTS LLC, as applicable, will reimburse Executive for reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

ARTICLE 6

GOVERNING LAW

6.1 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KANSAS APPLICABLE TO AGREEMENTS MADE AND TO BE WHOLLY PERFORMED WITHIN THAT STATE, WITHOUT REGARD TO ITS CONFLICT OF LAWS PROVISIONS OR THE CONFLICT OF LAWS PROVISIONS OF ANY OTHER JURISDICTION WHICH WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THAT OF THE STATE OF KANSAS.

ARTICLE 7

MISCELLANEOUS

7.1 Amendments. The provisions of this Agreement may not be waived, altered, amended or repealed in whole or in part except by the signed written consent of the parties sought to be bound by such waiver, alteration, amendment or repeal.

7.2 Entire Agreement. This Agreement constitutes the total and complete agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements heretofore made, and there are no other representations, understandings or agreements.

7.3 Counterparts. This Agreement may be executed in one of more counterparts, each of which shall be deemed and original, but all of which shall together constitute one and the same instrument.

7.4 Severability. Each term, covenant, condition or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant, condition or provision shall be deemed by an arbitrator or a court of competent jurisdiction to be invalid or unenforceable, the court or arbitrator finding such invalidity or unenforceability shall modify or reform this Agreement to give as much effect as possible to the terms and provisions of this Agreement. Any term or provision which cannot be so modified or reformed shall be deleted and the remaining terms and provisions shall continue in full force and effect.

7.5 Waiver or Delay. The failure or delay on the part of the Company, the General Partner, QTS LLC or Executive to exercise any right or remedy, power or privilege hereunder shall not operate as a waiver thereof. A waiver, to be effective, must be in writing and signed by the party making the waiver. A written waiver of default shall not operate as a waiver of any other default or of the same type of default on a future occasion.

7.6 Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective heirs, legal representatives, successors and assigns, except as otherwise provided herein. Neither this Agreement nor any of the rights, benefits, obligations or duties hereunder may be assigned or transferred by Executive except by operation of law. The Company, the General Partner and QTS LLC may assign this Agreement to any affiliate or successor. The Company, the General Partner and QTS LLC shall require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, the General Partner or QTS LLC to assume expressly and agree, and the Company shall cause any successor general partner of the Company to assume expressly and agree, to perform this Agreement in the same manner and to the same extent that the Company, the General Partner and QTS LLC, as applicable, would be required to perform if no such succession had taken place.

7.7 Necessary Acts. Each party to this Agreement shall perform any further acts and execute and deliver any additional agreements, assignments or documents that may be reasonably necessary to carry out the provisions or to effectuate the purpose of this Agreement.

7.8 Notices. All notices, requests, demands and other communications to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is to be given, or 48 hours after mailing, if mailed to the party to whom notice is to be given by certified or registered mail, return receipt requested, postage prepaid, and properly addressed to the party at her address set forth as follows or any other address that any party may designate by written notice to the other parties:

To Executive:	Shirley E. Goza Address on file with the Company

To the Company, QTS LLC or the General Partner:	c/o QualityTech GP, LLC 12851 Foster Street, Suite 205 Overland Park, Kansas 66213 Attention: CEO Facsimile: (913) 814-7766

7.9 Headings and Captions. The headings and captions used herein are solely for the purpose of reference only and are not to be considered as construing or interpreting the provisions of this Agreement.

7.10 Construction. All terms and definitions contained herein shall be construed in such a manner that shall give effect to the fullest extent possible to the express or implied intent of the parties hereby.

7.11 Counsel. Executive has been advised by the Company, the General Partner and QTS LLC that she should consider seeking the advice of counsel in connection with the execution of this Agreement and the other agreements contemplated hereby and Executive has had an opportunity to do so. Executive has read and understands this Agreement, and has sought the advice of counsel to the extent she has determined appropriate.

7.12 Withholding of Compensation. Executive hereby agrees that QTS LLC may deduct and withhold from the compensation or other amounts payable to Executive hereunder or otherwise in connection with Executive’s employment any amounts required to be deducted and withheld by QTS LLC under the provisions of any applicable Federal, state and local statute, law, regulation, ordinance or order.

7.13 Executive Representation. Executive acknowledges that by entering into or complying with any provision of this Agreement she is not breaching or acting in contravention of any other agreement or commitment she has to any other firm, corporation, partnership, organization, person or any other individual or entity.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

COMPANY

QUALITYTECH, LP

By:	QUALITYTECH GP, LLC,
its sole general partner

	By:	/s/ William H. Schafer
		Name:	William H. Schafer
		Title:	Chief Financial Officer

GENERAL PARTNER

QUALITYTECH GP, LLC

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer

QTS LLC

QUALITY TECHNOLOGY SERVICES, LLC

By:	/s/ William H. Schafer
Name:	William H. Schafer
Title:	Chief Financial Officer

EXECUTIVE

/s/ Shirley E. Goza
SHIRLEY E. GOZA